PRESS RELEASE - FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE ANNOUNCES NEW INVESTMENTS TOTALING $116 MILLION
TIMONIUM, MARYLAND - December 16, 2005 - Omega Healthcare Investors, Inc. (NYSE:OHI) today announced the closing on the purchase of 10 skilled nursing facilities and one assisted living facility, for a total investment of approximately $115.5 million. The facilities total 1,610 beds and are all located in Ohio. The facilities are subject to a new ten year master lease between Omega and affiliates of an existing operator, CommuniCare Health Services. The annualized rent is approximately $11.6 million, contains annual escalators and has two ten year renewal options. In addition, Omega will make available for one year a working capital line of credit totaling $12.5 million.

“We are very excited about expanding our relationship with the CommuniCare family of companies,” said Taylor Pickett, President and CEO. “The management team at CommuniCare exemplifies the type of high quality operator we look to partner with in the coming years.”

* * * * * *

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At September 30, 2005, Omega owned or held mortgages on 216 skilled nursing and assisted living facilities with approximately 22,407 beds located in 28 states and operated by 38 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO or Dan Booth, COO at (410) 427-1700
www.omegahealthcare.com
________________________

This announcement includes forward-looking statements. All forward-looking statements included herein are based on current expectations and speak only as of the date of such statements. Omega undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Such forward-looking statements should be regarded solely as reflections of Omega's current operating plans and estimates. Statements regarding future events and developments, including the completion of this offering, and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in Omega’s filings with the Securities and Exchange Commission.